SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BMB MUNAI, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:
       _________________________________________________________________________
    2) Aggregate number of securities to which transaction applies:
       _________________________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       _________________________________________________________________________
    4) Proposed maximum aggregate value of transaction:
       _________________________________________________________________________
    5) Total fee paid:
       _________________________________________________________________________
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:___________________________________
    2) Form, Schedule or Registration Statement No.: ____________
    3) Filing Party:_____________________________________________
    4) Date Filed:_______________________________________________

                                 BMB MUNAI, INC.
                           202 Dostyk Ave., 4th Floor
                            Almaty 050051 Kazakhstan


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         The special meeting of stockholders of BMB Munai, Inc., (the "Company") will be held at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah on March 27, 2006, at 10:00 a.m., local time, for the following purposes:

         1. To ratify the adoption of a corporate policy governing future acquisitions of additional oil and gas licenses in exchange for shares of Company common stock;

         2. To amend our Articles of Incorporation to increase the authorized capital stock of the Company;

         3. To transact any other business as may properly come before the meeting or at any adjournment thereof.

         Our Board of Directors has fixed the close of business on February 27, 2006, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of 10 days prior to the meeting during regular business hours at our U.S. office located at 324 South 400 West, Suite 250, Salt Lake City, Utah 84101.

         All of our stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the special meeting of stockholders, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

                             YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                             By order of the Board of Directors,



March ___, 2006
                                             -----------------------------------
                                             Boris Cherdabayev, CEO

                                 BMB MUNAI, INC.
                           202 Dostyk Ave., 4th Floor
                            Almaty 050051 Kazakhstan


                                 PROXY STATEMENT

         GENERAL

         SOLICITATION OF PROXIES. This proxy statement is being furnished to the stockholders of BMB Munai, Inc., a Nevada corporation, in connection with the solicitation of proxies by our Board of Directors for use at our special meeting of stockholders to be held at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah at 10:00 a.m., local time, on March 27, 2006, or at any adjournment thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about March ___, 2006.

         COST OF SOLICITATION. We will bear the costs of soliciting proxies. In addition to the use of the mails, certain directors or officers of our Company may solicit proxies by telephone, telegram, facsimile, cable or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

         OUTSTANDING VOTING SHARES. Only stockholders of record at the close of business on February 27, 2006, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, we had 42,198,600 shares of common stock outstanding, which are our only securities entitled to vote at the meeting, each share being entitled to one vote.

         VOTE REQUIRED FOR APPROVAL. Shares of common stock will vote with respect to each proposal. The corporation law of the State of Nevada provides that the Board of Directors, without stockholder approval adopt policies with respect to the issuance of shares to acquire assets whenever reasonably expected to benefit the Company, as proposed in Proposal One. The Board retains the right, without stockholder approval, subject to Nevada law, to adopt policies with respect to the issuance of stock to acquire assets, as well as for other purposes. No such issuances are presently contemplated. While it is believed that the policy for the issuance of shares to acquire assets set forth in Proposal One could be put into effect without authorization by the stockholders, the Board considered it appropriate to obtain approval of such from the Company's stockholders.

         Under our Bylaws, Proposal Two requires the affirmative vote of a majority of the votes eligible to be voted by holders of shares represented at the special meeting in person or by proxy. With respect to Proposal Two votes may be cast by a stockholder in favor or against the Proposal or a stockholder may elect to abstain. Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter.

         Under the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee or in a similar representative or fiduciary capacity with authority to vote or (ii) the broker is acting under the rules of any national securities exchange of which the broker is also a member. Broker abstentions or non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         VOTING YOUR PROXY. Proxies in the accompanying form, properly executed and received by us prior to the special meeting and not revoked, will be voted as directed. In the absence of direction from the stockholder, properly executed proxies received prior to the Special Meeting will be voted For Proposals One and Two. You may revoke your proxy by giving written notice of revocation to our Secretary at any time before it is voted, by submitting a later-dated proxy or by attending the special meeting and voting your shares in person. Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

         As of February 27, 2006 we had 42,198,690 shares of our common stock issued and outstanding. The following table sets forth the beneficial ownership of our common stock as of that date, for greater than 5% shareholders, directors, executive officers and for all directors and executive officers as a group.

                                          Shares of                   % of
Name                                    Common Stock                 Class
----                                    ------------                 -----

Bakhytbek Baiseitov                       1,714,286(1)                4.0%

Georges Benarroch                           708,487(2)                1.7%(5)

Boris Cherdabayev                         3,742,857(1)(3)             8.7%(5)

Sanat Kasymov                                10,000                    *

Mirgali Kunayev                             127,741(1)                 *

MB-Invest LLC                             7,657,143(1)               17.8%

Troy Nilson                                     -0-                    *

Stephen Smoot                                   -0-                    *

Valery Tolkachev                            100,000(4)                 *(5)

Toleush Tolmakov                          3,180,412                   7.5%
--------------------------------------------------------------------------------
All officers and directors               12,218,487                  38.3%(5)
as a group (6 persons)
--------------------------------------------------------------------------------
                  TOTAL                  17,240,926                  40.9%(5)
--------------------------------------------------------------------------------
*  Less than 1%.

(1) MB-Invest LLC, (formerly known as BMB Munai LLC), is a Kazakhstan limited company, in which Mr. Baiseitov holds a 33.34% interest and Messers. Cherdabayev and Kunayev each hold 33.33% interests. Therefore, Messers. Baiseitov, Cherdabayev and Kunayev may be deemed to be the beneficial owners of our shares that are held by MB-Invest LLC.
(2) The shares attributed to Mr. Benarroch include: i) 390,530 shares held of record by Credifinance Capital Corp., which are included in this registration statement. Mr. Benarroch is the president of Credifinance Capital Corp., and therefore may be deemed to be the beneficial owner of those shares; ii) an immediately exercisable options to acquire 217,957 shares of our common stock held of record in the name of Credifinance Securities, Ltd. As the CEO of Credifinance Securities, Ltd., Mr. Benarroch may be deemed to be the beneficial owner of those shares; iii) an immediately exercisable option to acquire 68,421 shares of our common stock held of record by Mr. Benarroch's; and iv) 31,579 shares of common stock held of record by Mr. Benarroch.
(3) The shares attributed to Mr. Cherdabayev include 3,332,601 shares held of record by Mr. Cherdabayev and an immediately exercisable option to acquire 410,256 shares of our common stock.
(4) The shares attributed to Mr. Tolkachev include 31,579 shares of common stock held of record by Mr. Tolkachev and an immediately exercisable option to acquire 68,421 shares of our common stock.
(5) The percentages reflect the increase in the number of common shares that would be issued in connection with the exercise of all outstanding warrants and options.

         Messers. Cherdabayev and Kasymov are officers of the Company. Mr. Tolmakov is an officer of the Company's wholly-owned subsidiary, Emir Oil, LLC. Messers. Benarroch, Cherdabayev, Nilson, Smoot and Tolkachev are directors of the Company.

                                  PROPOSAL ONE:

                RATIFY THE ACQUISITIONS POLICY AND DUE DILIGENCE
                   PROTOCOL ADOPTED BY THE BOARD OF DIRECTORS

         All companies engaged in oil and gas exploration and production provide value to their shareholders through the generation of cash flows from oil and gas production and expanding reserves. While increased production activities can increase our proved reserves, over time production activities deplete the oil and gas reserves of our fields. Therefore, one of our continuing objectives ought to be to explore every reasonable opportunity to expand our interests in oil and gas concessions in Kazakhstan.

         To date, we have primarily focused our efforts toward increasing our reserves through the exploration and development of the ADE Block and acquisition of an extended territory adjacent to the ADE block. We have established a record of exploration drilling that will continue in the ADE block and extended territory during the next fiscal year.

         We believe that it is now an appropriate time to begin focusing attention on the expansion of our business through the acquisition of license rights in other concessions. It will be critical to our long-term success that all potential acquisitions are properly evaluated and analyzed in a logical, systematic and uniform way. We believe that adoption of an acquisitions policy and due diligence protocol will be essential to securing fairness to the Company in future acquisitions, including potential acquisitions from parties that may be related to the Company.

         On February 27, 2006 our Board of Directors adopted an Acquisitions Policy and a Due Diligence Protocol (respectively, the "Policy" and "Protocol") to guide management in the acquisition of oil and gas subsoil user licenses from private parties in the Republic of Kazakhstan. The Acquisitions Policy that you are being asked to ratify is set forth below and the Acquisitions Policy and Due Diligence Protocol is attached to this Proxy Statement as Annex A. Our Board of Directors recommends ratification of the Policy and Protocol by our stockholders.

         The Policy provides a guideline for determination of the value of a license territory or a single structure within a license territory in two stages that will accommodate the need for flexibility to make acquisition of either early stage exploration territories or more developed territories. Sellers will be paid in connection with each stage or structure, thus allowing both the Company and the concession sellers to have reasonable assurance as to the actual value of reserves being acquired in any licensed territory acquisition.

         Initially, a potential acquisition candidate would undergo an extensive due diligence review consistent with the Protocol to establish a clear understanding of the license territory and the rights and obligations we would be acquiring. Management would also gather relevant data and information to ensure a complete understanding of external factors that could impact the value of the concession, such as tax and financial obligations, legislative and regulatory compliance requirements, both in Kazakhstan and the United States, foreign corrupt practices compliance, employment issues, and potential political and market risks.

                               ACQUISITIONS POLICY

         Initial Payment (Stage 1 Valuation and Acquisition Consideration). At the time of an acquisition, we will have completed our due diligence protocols for unproven (plus proven, as applicable) properties. The concession will be valued under a formula that appraises the exploration acreage (generally unproven) plus any field (generally proven) in accordance with their highest and best use, respectively.

         The formula includes, but is not limited to, the following weighted factors: dimensions of acreage; quality of existing geological and geophysical data; quality of existing engineering data; extent of existing oil or gas field infrastructure; concession oil or gas field equipment and facilities, including rolling stock; availability and quality of title evidence indicating ownership of the concession; access to pipelines, refineries, gas processing plants, or other relevant facilities; concession preservation costs (taxes, annual rentals, minimum royalty payments); and debt/obligation assumption.

         To the extent that unproven property is included within the concession, the parties to the transaction, with the assistance of independent experts, as deemed necessary by the transaction parties, shall use the standards for valuation and apply the relevant methods, namely the sales comparison method, the prudently-expended-cost method and the discounted net cash flow method. The results from each appraisal method shall be reconciled in accordance with the reliability of each result to provide an estimated market value.

         To the extent that some proven property is included within the concession at the time of acquisition, the factors discussed below in Stage 2 will be applied to the proven property. Factors will be identified, weighed, and agreed upon in negotiations for each property. The standard methods for valuation of the proven property will be the net present value and, where data is available, the sales comparison method.

         The net present value shall be based upon a formula that includes, but is not limited to, the following weighted factors: oil and gas quality; production rates; recoverable reserves; and projected cumulative recoverable reserves as determined by an independent reserve engineer. The valuation will result in a gross future cash flow based upon the price per barrel of oil or mcf of gas from an agreed-upon price index gas as applied to the recoverable reserves.

         Net future cash flow is determined by deducting from gross future cash flow, taxes and the costs of lease maintenance. Finally, the net present value of the future cash flow will be calculated by applying a discount rate, which preferentially has been observed from the market or, alternatively, built up from the economics of the oil industry in the Republic of Kazakhstan as agreed between the transaction parties or by an independent expert appointed by the transaction parties to make such determination.

         We will tender as the Initial Payment cash or stock or a combination of cash and stock issued to the owners of the concession. To the extent shares of our stock are used as consideration for the acquisition, the number of shares to be issued will be equal to the value of the concession divided by the agreed upon share price. The share price shall be equal to the average closing price of our stock, as quoted on the most senior exchange or quotation medium where the shares are quoted, for a period of time immediately preceding the acquisition date as agreed between the parties, less a reasonable discount, if the shares are issued without registration under the federal securities laws of the United States, as agreed between the parties to the acquisition transaction.

         Deferred Payment (Stage 2 Valuation). At the time we complete exploration stage, present our evaluation of the structure(s) to the State Reserves Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and receive approval of our reserves, we will have evaluated the concession structure or structures and will have obtained adequate reports evaluating geophysical, geological, and reservoir data to define the concession structure or structures and the reasonably projected areal extent and characteristics of the reservoir and obtained from the State Reserves Committee approval of our reserves.

         Upon receipt of approval by the State Reserves Committee, we will make the Deferred Payment based upon a formula that includes, but is not limited to, the following weighted factors: oil and gas quality; production rates; recoverable reserves; and projected cumulative recoverable reserves (should the concession be expanded), as determined by an independent reserve engineer. If the concession contains more than one structure, each structure may be independently valued for the Deferred Payment.

         The valuation will result in a gross future cash flow based upon the price per barrel of oil or mcf of gas from an agreed upon price index gas as applied to the recoverable reserves. From the gross future cash flow, we will deduct the amount of the Stage 1 payment attributable to the structure or structures, the costs of lease maintenance and we will re-evaluate taxes paid at Stage 1 to determine whether an additional deduction for taxes is required.

         Finally, the net present value of the future cash flow will be calculated by applying a discount rate, which preferentially has been observed from the market or, alternatively, built up from the economics of the oil industry in the Republic of Kazakhstan, as agreed between the transaction parties or by an independent expert appointed by the transaction parties to make such determination..

         We will then pay the Deferred Payment either in cash or stock, or a combination of both based on net present value of the recoverable reserves. As with Stage 1, to the extent shares of our stock are used as consideration for the acquisition, the number of shares to be issued will be equal to the net present value of the concession or structure divided by the agreed upon share price. The share price shall be equal to the average closing price of our stock, as quoted on the most senior exchange or quotation medium where the shares are quoted, for a period of time immediately preceding the acquisition date as agreed between the parties, less a reasonable discount, if the shares are issued without registration under the federal securities laws of the United States, as agreed between the parties to the acquisition transaction.

NO DISSENTERS' RIGHTS

         No dissenters' rights are available under the Nevada Revised Statutes or under our current or the proposed Amendment or the Bylaws to any stockholder who dissents from this proposal.

VOTE REQUIRED

         The corporation law of the State of Nevada provides that the Board of Directors, without stockholder approval adopt policies providing guidelines to management for the acquisition of assets reasonably expected to benefit the Company, as proposed in Proposal One. By requesting stockholder ratification of the Policy and Protocol, the Board is in no way relinquishing its right, without stockholder approval, subject to Nevada law, to adopt policies and protocols with respect to the acquisition of assets. While we are contemplating acquisition of additional concessions, we have not entered into negotiations with any party. While the Policy and Protocol can be put into effect without ratification by the stockholders, the Board considers it appropriate to obtain ratification of such.

         The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to ratification of the Acquisitions Policy and Due Diligence Protocol.

             OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
                      VOTE "FOR" PROPOSAL ONE TO RATIFY THE
                 ACQUISITIONS POLICY AND DUE DILIGENCE PROTOCOL

                                  PROPOSAL TWO:

              CONSIDER AND APPROVE ADOPTION OF THE AMENDMENT TO THE
                  ARTICLES OF INCORPORATION OF BMB MUNAI, INC.

         We are proposing to amend our Articles of Incorporation to increase our authorized capital stock from 120,000,000 shares to 520,000,000 shares. A copy of the Amendment to the Articles of Incorporation of BMB Munai, Inc., that you are being asked to approve, which we refer to in this Proxy Statement as the "Amendment," is attached to this Proxy Statement as Annex B. The Board of Directors has unanimously approved the Amendment and recommends approval and adoption by the shareholders.

         In connection with our desire to grow our business and expand our reserves through the potential acquisition of additional oil and gas exploration licenses, we believe that increasing our authorized capital stock is in the best interest of the Company to ensure we have sufficient shares to negotiate potential acquisitions and reduce the likelihood that we would need to again amend our Articles of Incorporation for the purpose of increasing our authorized capital stock, thereby avoiding the costs associated with amendments. We currently have 120,000,000 shares of authorized capital stock consisting of 100,000,000 common shares and 20,000,0000 preferred shares. We currently have 42,198,690 common shares outstanding and no preferred shares outstanding. By approving the Amendment, you are voting to increase our authorized common stock by an additional 400,000,000 shares, resulting in total authorized capital stock of 520,000,000 consisting of 500,000,000 shares of common stock with a par value of $0.001 and 20,000,000 shares of preferred stock with a par value of $0.001.

         POSSIBLE DILUTION RESULTING FROM INCREASE IN AUTHORIZED COMMON SHARES

         We currently have 120,000,000 shares of authorized capital stock. By voting in favor of Proposal Two, you are voting to increase our authorized capital stock by an additional 400,000,000 shares for total authorized capital stock of 520,000,000 consisting of 500,000,000 shares of common stock with a par value of $0.001 and 20,000,000 shares of preferred stock with a par value of $0.001. We have no present obligation to issue additional common or preferred stock, and have not yet designated any rights, preferences, privileges or classes for the preferred stock. Moreover, we have no present plans to issue preferred stock. If and/or when we issue additional common stock or any of the preferred stock in the future you could suffer substantial dilution. You would suffer dilution in the book value of your shares if the additional capital stock is sold at prices lower than the price at which you purchased your shares. Moreover, if the Board of Directors in setting the rights, preferences and privileges of the preferred stock determines to grant voting rights to the holders of preferred stock, you could suffer dilution in the percentage of your voting interest in Company matters. You could also suffer dilution if the Board of Directors determines to make the preferred shares convertible into common shares. Similarly, the Board of Directors could grant other rights to the future holders of preferred stock that could be superior to your rights as a holder of common stock.

         The following table provides a comparison of the material changes between the current Articles of Incorporation and the proposed Amendment.

                                     Changes to our capital structure

                    Existing                                          Proposed
Subject             Article(s)  Existing Provision                   Article(s)   Proposed Provision
-------             ----------  ------------------                   ----------   ------------------
Authorized common      IV       The total authorized amount of         III        The total authorized amount of
shares                          common stock is 100,000,000                       common stock is 500,000,000
                                shares, $0.001 par value per share.               shares, $0.001 par value per
                                                                                  share.

PROCEDURE FOR AMENDING ARTICLES OF INCORPORATION

         Provided that Proposal Two of this proxy is approved, the form of amendment set forth in the Amendment to the Articles of Incorporation of BMB Munai, Inc. attached hereto as Annex A will become effective upon filing with the State of Nevada.

NO DISSENTERS' RIGHTS

         No dissenters' rights are available under the Nevada Revised Statutes or under our current or the proposed Amendment or the Bylaws to any stockholder who dissents from this proposal.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the proposed Amendment.

             OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
                      VOTE "FOR" PROPOSAL TWO TO ADOPT THE
                   AMENDMENT TO THE ARTICLES OF INCORPORATION
           OF BMB MUNAI, INC. TO INCREASE THE AUTHORIZED CAPITAL STOCK
                      OF THE COMPANY TO 520,000,000 SHARES

                                  OTHER MATTERS

         We know of no other matters that are to be presented for action at the special meeting of stockholders other than those set forth above. If any other matters properly come before the special meeting of stockholders, the persons named in the enclosed proxy form will vote the shares represented by proxies in accordance with their best judgment on such matters.

         2006 SHAREHOLDER PROPOSALS

         If you wish to include a proposal in the Proxy Statement for the 2006 Annual Meeting of Stockholders, your written proposal must be received by the Company no later than July 15, 2006. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Nevada and our Bylaws. Stockholder proposals may be mailed to the Corporate Secretary, BMB Munai, Inc., 324 South 400 West, Suite 250, Salt Lake City, Utah 84101.

         For each matter that you wish to bring before the meeting, provide the following information:

         (a) a brief description of the business and the reason for bringing it to the meeting;
         (b) your name and record address;

         (c) the number of shares of Company stock which you own; and
         (d) any material interest (such as financial or personal interest) that you have in the matter.

         WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

         We file annual and quarterly reports with the Securities and Exchange Commission. Stockholders may obtain, without charge, a copy of the most recent Form 10-KSB (without exhibits) by requesting a copy in writing from us at the following address:

                                 BMB Munai, Inc.
                          324 South 400 West, Suite 250
                           Salt Lake City, Utah 84101

         The exhibits to the Form 10-KSB are available upon payment of charges that approximate reproduction costs. If you would like to request documents, please do so by March 15, 2006, to receive them before the special meeting of stockholders.

                                       By order of the Board of Directors,



                                       -----------------------------------------
                                       Boris Cherdabayev, Chairman of the Board


March __, 2006

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                Index of Annexes attached to the Proxy Statement


ANNEX A       Acquisitions Policy and Due Diligence Protocol

ANNEX B       Amendment to the Article of Incorporation of Bekem Metals, Inc.

                                                                         ANNEX A


                                 BMB MUNAI, INC.

                 ACQUISITIONS POLICY AND DUE DILIGENCE PROTOCOL
             (For Acquisition of Kazakhstani Oil & Gas Concessions)

                               ACQUISITIONS POLICY

         Company will enter into a Purchase and Sale Agreement and applicable supplemental agreements (collectively the "Agreement") with the acquisition of each Licensed Territory ("Concession"). Each Agreement will provide for valuation of the Concession in two stages. The Stage 1 valuation will commence with due diligence to evaluate unproven and proven (if any) properties and will result in acquisition of the Concession.

         The Stage 2 valuation will result from an analysis of exploration data, completion of exploration stage and approval of Company reserves by the State Reserves Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan ("Approval of Reserves"). Each Agreement will provide as consideration a first or initial payment ("Initial Payment") to be made at the time of closing the acquisition and a second or deferred payment ("Deferred Payment") to be made at the time the State Reserves Committee approves the reserves. The acquisition of each Concession will stand on its own and will be evaluated and valued on its own merits and not in relation to other Concessions acquired by the Company.

         Initial Payment (Stage 1 Valuation and Acquisition Consideration). At the time of acquisition, Company will have completed its due diligence protocols for unproven (plus proven, as applicable) properties. The Concession will be valued under a formula that appraises the exploration acreage (generall unproven) plus any field (generally proven) in accordance with their highest and best use, respectively.

         The formula includes, but is not limited to, the following weighted factors: dimensions of acreage; quality of existing geological and geophysical data; quality of existing engineering data; extent of existing oil or gas field infrastructure; Concession oil or gas field equipment and facilities, including rolling stock; availability and quality of title evidence indicating ownership of the Concession; access to pipelines, refineries, gas processing plants, or other relevant facilities; concession preservation costs (taxes, annual rentals, minimum royalty payments); and debt/obligation assumption.

         To the extent that unproven property is included within the Concession, the parties to the transaction, with the assistance of independent experts, as deemed necessary by the transaction parties, shall use the standards for valuation and apply the relevant methods, namely the sales comparison method, the prudently-expended-cost method and the discounted net cash flow method. The results from each appraisal method shall be reconciled in accordance with the reliability of each result to provide an estimated Market Value.

         To the extent that some proven property is included within the Concession at the time of acquisition, the factors discussed below in Stage 2 will be applied to the proven property. Factors will be identified, weighed, and agreed upon in negotiations for each property. The standard methods for valuation of the proven property will be the net present value and, where data is available, the sales comparison method.

         The net present value shall be based upon a formula that includes, but is not limited to, the following weighted factors: oil and gas quality; production rates; recoverable reserves; and projected cumulative recoverable reserves as determined by an independent reserve engineer. The valuation will result in a gross future cash flow based upon the price per barrel of oil or mcf of gas from an agreed-upon price index gas as applied to the recoverable reserves.

         Net future cash flow is determined by deducting from gross future cash flow, taxes and the costs of lease maintenance. Finally, the net present value of the future cash flow will be calculated by applying a discount rate, which preferentially has been observed from the market or, alternatively, built up from the economics of the oil industry in the Republic of Kazakhstan as agreed between the transaction parties or by an independent expert appointed by the transaction parties to make such determination.

         Company will tender as Initial Payment cash or stock or a combination of cash and stock to be issued to the owners of the Concession. To the extent shares of Company stock are used as consideration for the acquisition, the number of shares to be issued will be equal to the value of the Concession divided by the agreed upon share price. The share price shall be equal to the average closing price of the Company's stock, as quoted on the most senior exchange or quotation medium where the shares are quoted, for a period of time immediately preceding the acquisition date as agreed between the parties, less a reasonable discount, if the shares are issued without registration under the federal securities laws of the United States, as agreed between the parties to the acquisition transaction.

         Deferred Payment (Stage 2 Valuation). At the time Company completes exploration stage, presents its evaluation of the structure(s) to the State Reserves Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and receives approval of its reserves, Company will have evaluated the Concession structure or structures and will have obtained adequate reports evaluating geophysical, geological, and reservoir data to define the Concession structure or structures and the reasonably projected areal extent and characteristics of the reservoir and obtained from the State Reserves Committee approval of its reserves.

         Upon receipt of approval by the State Reserves Committee, Company will make its Deferred Payment based upon a formula that includes, but is not limited to, the following weighted factors: oil and gas quality; production rates; recoverable reserves; and projected cumulative recoverable reserves (should the

Concession be expanded) as determined by an independent reserve engineer. If the Concession contains more than one structure, each structure may be independently valued for the Deferred Payment.

         The valuation will result in a gross future cash flow based upon the price per barrel of oil or mcf of gas from an agreed upon price index gas as applied to the recoverable reserves. From the gross future cash flow, we will deduct the amount of the Stage 1 payment attributable to each structure, the costs of lease maintenance and we will re-evaluate taxes paid at Stage 1 to determine whether an additional deduction for taxes is required.

         Finally, the net present value of the future cash flow will be calculated by applying a discount rate, which preferentially has been observed from the market or, alternatively, built up from the economics of the oil industry in the Republic of Kazakhstan, as agreed between the transaction parties or by an independent expert appointed by the transaction parties to make such determination..

         Company will then pay the Deferred Payment either in cash or stock, or a combination of both based on net present value of the recoverable reserves. As with Stage 1, to the extent shares of Company stock are used as consideration for the acquisition, the number of shares to be issued will be equal to the net present value of the concession or structure divided by the agreed upon share price. The share price shall be equal to the average closing price of the Company's stock, as quoted on the most senior exchange or quotation medium where the shares are quoted, for a period of time immediately preceding the acquisition date as agreed between the parties, less a reasonable discount, if the shares are issued without registration under the federal securities laws of the United States, as agreed between the parties to the acquisition transaction.

                             DUE DILIGENCE PROTOCOL

This Due Diligence Protocol provides a working template (checklist) for the acquisition of proven and unproven properties, both foreign and domestic. Some terms and concepts may change to conform to and accommodate Kazakhstani law and oil field and accounting practices. Due diligence contemplates compliance with Kazakhstani law for Kazakhstani-owned concessions and applicable United States or other applicable law for non-Kazakhstani-owned concessions.

Stage 1: Unproven Properties

o        Confidentiality agreement with concessionees
o        Letters of intent with concessionees

o        Scientific Due Diligence.

         o        Existing geophysical data

                  o        Concession geophysical data
                  o        Public domain geophysical data
                  o        Market geophysical data

         o        Existing geological data

                  o        Concession geologic reports
                  o        Independent geologic reports
                  o Geologic Literature Surveys [Inventory articles, bulletins, professional papers, university libraries, regulatory agencies]

         o Reserve reports [if concession has proven properties--producing wells]

o        Ownership (Title) and Entity Due Diligence

         o        Identification of buyers
         o        Interest verification

                  o        Title opinions
                  o        Title insurance
                  o        Concession files (data room)

                           o        License (Concession)
                           o        Rights-of-way
                           o        Easements
                           o        Surface access

                           o        Gas Purchase Agreements
                           o        Crude Oil Purchase Agreements
                           o        Vendor contacts
                           o        Other permits and licenses
                           o        Consents to assign
                           o        Preferential rights to purchase
                           o        Reversionary interest
                           o Title encumbrances [mortgages, liens, materialmen's and mechanics' liens)

                  o        Lease Preservation Issues

                           o        Production histories for proven properties
                           o        Identify shut-in royalty review
                           o        Identify concession rentals
                           o        Identify minimum royalty review

                  o Production and marketing issues [for proven properties]

                  o        Accounting/Finance Issues

                           o        Review proper and timely payment of
                                    royalties, minimum royalties, rentals, or other lease preservation fees
                           o Review proper and timely payment of ad valorem, severance, and other taxes
                           o        Identify open AFE's

                  o        Other Considerations

                           o        Pending litigation
                           o        Threatened litigation
                           o Review seismic, software, and equipment licenses for restrictions on transfer and use of confidentiality provisions

                  o        Tax Considerations [see Tax Opinion]

                  o        Operational Considerations

                           o        Right to operate
                           o        Regulatory bonding requirements
                           o        Insurance issues
                           o        Drilling commitments
                           o        Licensing requirements

                  o        Environmental Review

                  o        Labor and Employment Issues

         o        Concessionee Charter Documents Review (if company is acquired)

                  o Certificates of incorporation or Kazakhstani equivalents
                  o        By-laws or Kazakhstani equivalents
                  o        Minutes stock books or Kazakhstani equivalents
                  o Certificates of Good Standing or Kazakhstani equivalents
                  o        Partnership or joint venture agreements

         o        Review Capitalization of Stockholders (as appropriate)

                  o Cross-check target/parent-supplied list of shareholders against stock certificate books
                  o        Confirm existence of pre-emptive rights
                  o Confirm status of shareholders (attorneys-in-fact, minors, trustees, etc.)
                  o Review trust agreements or other agreements for shares held in fiduciary capacity
                  o Review ESOP, stock bonus, or other agreements to issue shares
                  o Obtain auditors' letters regarding shares and internal audit procedures
                  o Review outstanding stock certificates or Kazakgstani equivalents

         o        Review Stock Authorization Issues

                  o        Review specific authorizing resolutions
                  o        Consider stockholder approval issues
                  o        Confirm fiduciary or entity powers to approve
                  o Determine existence of voting trusts, outstanding proxies, or agreements

         o        Review Financial Statements

                  o Obtain past five years' consolidated and consolidating financial statements with access to auditors and work papers
                  o Obtain most recent unaudited statements and comparable statements for prior year
                  o        Obtain projection statements
                  o        Review auditor's letters to management for five years
                  o        Arrange for review by Company auditors
                  o        Review status of accounts receivable
                  o        Secure credit reports
                  o        Review internal audit reports

         o        If Concessionee is U.S. Company

                  o        Foreign Corrupt Practices Act Issues

                           o Anti-bribery prohibition with respect to foreign officials to obtain or retain business or secure improper advantage
                           o Facilitating payments exception--routine, non-discretionary governmental action
                           o Hart-Scott-Rodino Act Compliances (foreign acquisitions)
                           o U.S. Treasury Department Office of Foreign Assets Control (OFAC)

                  o        General concerns in Foreign Acquisitions

                           o        Investigate local bank use requirements
                           o Investigate restrictions on currency for local investments
                           o Investigate restrictions on repatriation of cash
                           o        Assess devaluation risk
                           o        Investigate limitations on ownership of
                                    property
                           o        Assess expropriation risk
                           o        Assess change of law/regime issues
                           o Investigate availability of political risk insurance
                           o        Investigate dispute resolution issues
                           o        Investigate labor/employment issues
                           o        Import/export issues

         o        Financial Structure (Exploration Phase)

                  o Cash and/or stock for unproven acreage based upon net present value of unproven properties (use customary net present value factors for assessing market value in area)

                           o        Acreage factor
                           o        Quality of geophysical data factor
                           o        Quality of geology factor
                           o        Existing equipment factor
                           o        Title verification factor
                           o 80%-20% factor (typically a producing properties factor)
                           o        Access to pipelines, refinery, gas
                                    processing plants, transportation lines
                                    factor
                           o        Concession preservation factor
                           o        Debt/obligation assumption factor

                           o Note: triggering mechanism is closing on Purchase and Sale Agreement

                  o Provide for deferred payment and/or stock for second stage (see Stage 2)


Stage 2: Proven Properties (Post Discovery Phase)

         o        Due Diligence

                  o        Geophysical
                  o        Drilled well data
                  o        Producing well data
                  o        Engineering reports
                  o Reserve reports (material balance or volumetric calculations)
                  o Establish allocation factors (acreage, net pay, hydrocarbon pore space, hydrocarbon volume, or combination of some or all factors)

         o Deferred payment structure (factors for issuance of additional stock)

                  o        Oil quality
                  o Initial recoverable reserves contributed (Initial reserves)
                  o Cumulative reserves (after-acquired property reserves committed by concessionees)
                  o        Allocation factors

                  o Note: Each structure may be evaluated independently and the deferred payment made based upon the structure valuation, as applicable

                  o Triggering mechanism: Completion of exploration stage, presentation of Company's evaluation of the structure(s) to the State Reserves Committee of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and receipt of approval of reserves.

                                                                         ANNEX B

                                AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                 BMB MUNAI, INC.

         BMB Munai, Inc. a corporation organized under the laws of the State of Nevada, on November 30, 2004, hereby adopts the following Amendment to its Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada Revised Statutes (the "Statute"), Sections 78.385 and 78.390.

                                        I

         The first paragraph of Article III of the Articles of Incorporation of BMB Munai, Inc. shall be amended to read as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The total number of shares of stock of all classes which the Corporation has authority to issue 520,000,000 shares, divided into 500,000,000 shares of Common Stock, par value $0.001 per share (herein called the "Common Stock") and 20,000,000 shares of Preferred Stock, par value $0.001 per share (herein called "Preferred Stock").
                                       II

         The date of the adoption of the foregoing amendments by a duly constititued quorum of the shareholders was March 27, 2006. The number of shares outstanding in the Corporation and entitled to vote on the amendment was 42,198,600. All stock in the Corporation is entitled to one vote per share for each matter coming before the special meeting of the shareholders. The number of shares that voted in favor of the amendment was ___________. The number of shares that voted against the above amendments was ____________.

         IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this __ day of March, 2007.



                                                 By: ___________________________
                                                     Adam R. Cook, Secretary



STATE OF UTAH              )
                           :ss.
COUNTY OF SALT LAKE        )


         On the ____ day of March, 2006, personally appeared before me, a Notary Public, Adam R. Cook, who acknowledged that he is the Secretary of BMB Munai, Inc. and that they are authorized to and did execute the above instrument.


_________________________________
Notary Public                               My Commission Expires: _____________

Proxy - BMB Munai, Inc.

Special Meeting of Stockholders - March 27, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Boris Cherdabayev and Adam Cook, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of BMB MUNAI, INC., of record in the name of the undersigned at the close of business on February 27, 2006, which the undersigned is entitled to vote at the 2006 Special Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Special Meeting and Proxy Statement dated March __, 2006, receipt of which is acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                            (Please See Reverse Side)

[Name and address of shareholder]        [ ] Mark this box with an X if you
                                             have made changes to your name or
___________________________________          address details above.


Special Meeting Proxy Card

        The Board of Directors recommends a vote FOR the following proposals.

                                                           For  Against  Abstain
1. RATIFICATION OF THE ACQUISITIONS POLICY AND DUE
   DILIGENCE PROTOCOL.                                     [ ]    [ ]      [ ]

2. APPROVAL OF THE AMENDMENT TO THE ARTICLES OF
   INCORPORATION OF THE COMPANY TO INCREASE ITS
   AUTHORIZED COMMON STOCK TO 500,000,000 SHARES           [ ]    [ ]      [ ]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED
   TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY
   COME BEFORE THE MEETING OR ANY AND ALL
   ADJOURNMENTS THEREOF.                                   [ ]    [ ]      [ ]

[C] Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



         Signature 1                   Signature 2             Date (mm/dd/yyyy)

______________________________   __________________________        /  / 2005